Exhibit 10.14

EMPLOYMENT AGREEMENT

between

Compex Medical SA
Z.I. “Larges Pièces”, chemin du Dévent, CH – 1024 Ecublens
(hereinafter referred to as the “Company”)

on the one hand

and

Mr. Serge Darcy
9, rue Sommelier
F – 74000 Annecy
(hereinafter referred to as “Mr. Darcy”)

on the other hand

* * *

     The terms of Mr. Darcy’s employment with the Company are as follows:

1. Article

Position and Duties

Mr. Darcy will be employed by the Company to serve as Chief Executive Officer in Ecublens, and in such other offices or locations of the Company as he may be elected or appointed to with effect as of September 1, 2002, provided that a frontalier permit is obtained in his favour by that date. Should the work permit formalities not be completed on September 1, 2002, his start date shall be postponed accordingly. His seniority with Compex France Sàrl shall be taken into consideration in the context of the present employment agreement.

His duties within the Company will be to assume the general management within the frame of activities, which will be assigned to him by the Company’s board of directors as expressed by its (the “Chairman”).

In the exercise of his duties on behalf of the Company, Mr. Darcy will be placed under the authority of the Chairman.

2. Article

Employee’s General Obligations

Mr Darcy shall faithfully and diligently perform his task, in compliance with the instructions given to him by the Chairman.

He shall devote all his working time to the Company and shall refrain from working or collaborating with any other firm or Company during his employment with the Company without the authorisation of the Chairman. The parties expressly agree that Mr. Darcy will be entitled to no special remuneration whether financial or through time in lieu of by way of supplementary hours or statutory overtime.

During the employment contract, Mr. Darcy shall comply with an obligation of discretion with regard to all matters, documents, clients and/or information of which he will get knowledge.

This obligation of discretion shall last also after the termination of the present contract.

3. Article

Compensation

A. For the exercises of the duties defined above, Mr. Darcy is entitled to the following compensation.

(i)	a gross annual salary (the “Salary”) of

CHF 336,000.—

The Salary is to be paid in arrears in 12 monthly payments.

Subject to the agreement of the local Swiss tax authorities, the Salary is inclusive of a representation allowance which amount is reviewed and negotiated yearly with the aforementioned authorities.

The Salary of CHF 336,000.— shall be adapted, upwards or downwards, at the end of the month where the CHF/Euro exchange rate varies of 10% at least compared to the start date of this employment agreement (September 1, 2002 or any later date), in proportion to such variation. Any subsequent date of adaptation of the Salary shall be taken as the date of reference to consider further adaptations triggered by the minimum 10% variation.

(ii)	a discretionary bonus (the “Bonus”) of 0.5% of the Company’s EBIT for the Company’s fiscal year ending on June 30.

The Bonus is to be paid within 10 days of the approval at the general shareholders’ meeting of the relevant audited financial statements of the Company, but in no event later than six months from the end of the relevant fiscal year.

For the purposes of this Agreement, “EBIT” shall mean consolidated net income of the Company and its Subsidiaries before charges of interest and taxes on income and capital.

Only a prorated Bonus shall be paid to Mr. Darcy if Mr. Darcy is unable to fulfil his duties for no faulty reasons such as but no limited to accident, sickness, etc... during the fiscal year. No Bonus or prorated bonus shall be paid to Mr. Darcy if he is dismissed for “motifs justifiés” or if he resigns without “motifs justifiés”.

B. Furthermore, Mr. Darcy is eligible for a discretionary additional bonus (the “Additional Bonus”) of :

•	15% of the Salary provided that threshold goals set by the Board are met or

•	30% of the Salary provided that target goals set by the Board are met or

•	60% of the Salary provided that outstanding goals set by the Board are met.

      The above amounts exclude each other.

The objectives to be fulfilled by Mr. Darcy shall be set by the Board during the process of establishing the budget of the Company for the current year, starting July 1 and ending June 30, of the following year. The Salary shall be defined as the Salary existing July 1.

The Additional Bonus is to be paid as set out under (ii) above.

Mr. Darcy is not eligible for the Additional Bonus and therefore no Additional Bonus shall be paid to Mr. Darcy if Mr. Darcy’s employment contract ends prior or on to the date of payment or if either party has given notice of termination prior or on the date of payment.

In addition to the foregoing, Mr. Darcy will receive the benefits described in Article 5.

4. Article

Stock Options

In consideration of the future signing of this Agreement, Mr. Darcy was granted on December [...] 2001 by Rehabilicare, Inc. 50’000 (fifty thousand) stock options to purchase shares of Rehabilicare Inc. (the “Stock Options”). The terms of the Stock Options, including but not limited to the vesting period, are as set out in Rehabilicare’s Stock Option Plan attached hereto as Schedule 1 and which is an integral part of this Agreement.

5. Article

Fringe Benefits; Reimbursement of costs

The Company puts a private company car at the disposal of Mr. Darcy which he may use both for his private and professional needs. The Company shall pay for the maintenance of the company car and for the fuel required by the professional use of the car. The car must be returned to the Company on the day Mr. Darcy is dispensed from fulfilling his duties.

Mr Darcy shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by him in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home and business or at the request of or in the service of the Company, provided that such expenses are incurred and accounted in accordance with the policies and procedures established by the Company from time to time.

6. Article

Social Security

Mr. Darcy shall be subject to Swiss social security.

According to the law, the premiums for Swiss social security (the “AHV, IV, EO”) and Swiss unemployment insurance plan will be borne half by the Company and half by Mr. Darcy.

Subject to the acceptance of the insurance companies, Mr. Darcy shall be insured against professional and non-professional accident risks as well as for daily indemnities in case of sickness risks. The Company shall assume the costs of these insurances during the course of Mr. Darcy’s employment under this Agreement.

Sickness insurance is Mr. Darcy’s entire responsibility and Mr. Darcy bears the cost of such sickness insurance.

Subject to the acceptance of the pension fund, Mr. Darcy shall be a member of the Company’s pension fund. The contribution to such pension fund shall be borne half by the Company and half by Mr. Darcy.

Mr. Darcy’s contributions under this Article shall be withheld each month from his salary.

7. Article

Involuntary and no-faulty absences

Subject to Mr. Darcy’s employment contract being still in force, during involuntary and no-fault absences due to sickness, as defined by article 324a of the Swiss Code of Obligations, the Company will pay 100% of Mr. Darcy’s Salary for the first 90 days of such no-fault absence. Thereafter, Mr. Darcy will receive, subject to the possibility of the Company’s obtaining and maintaining necessary daily indemnities insurance coverage and subject to the daily indemnities insurance policy, daily insurance indemnities as described hereunder and as provided by the insurance contract. The maximum insurance coverage duration is of 640 days with maximum daily indemnities of 90% of a yearly AVS salary of CHF 250,000. As a complement, the Company pays the remaining 10% of a yearly AVS salary of CHF 250,000 at which time the Company’s obligation to pay is discharged.

During involuntary and no fault absences due to an accident, as defined by article 324a of the Swiss Code of Obligations, article 324b of the Swiss Code of Obligations applies.

During involuntary and no fault absences not covered by any private or public daily indemnities insurance policy or should the daily indemnities in case of sickness not be deemed equivalent within the meaning of art. 324a, section 4 of the Swiss Code of Obligations for whatever reason, the Company will pay Mr. Darcy’s Salary in accordance with article 324a, sections 1 and 2 of the Swiss Code of Obligations.

Notwithstanding the above, the Company’s obligation to pay part or all of Mr. Darcy’s Salary ceases in any event automatically upon Mr. Darcy’s resignation, the termination of this agreement with notice or for “justes motifs” as defined in article 9, whichever comes first.

Nothing in articles 6 and 7 shall prevent the Company from terminating the employment agreement at any time.

8. Article

Vacation days

Mr. Darcy will be entitled to annual leave of 25 business days in addition to the statutory holidays in Lausanne.

9. Article

Termination

The present agreement is made for an indefinite period of time and can be terminated by each of the parties by giving three months prior written notice for the end of a month.

Any termination for “justes motifs” within the meaning of Art. 337 of the Swiss Code of Obligations, including but not limited to serious wilful misconduct, is expressly reserved.

In the event that the Company terminates the present agreement with notice other than for “motifs justifiés”, the Company shall pay Mr. Darcy a gross severance indemnity equivalent to one year Salary, which includes any salary amounts related to untaken vacation, if any, less any amounts due by the Company other than the Bonuses mentioned hereinafter, plus the unpaid Bonus related to the prior complete fiscal year, plus the prorated Bonus for the current fiscal year for the period ending three months after the last day of effective work of Mr. Darcy or the day when notice is given, whichever the earliest, being agreed that the Company may dispense Mr. Darcy from fulfilling his duties at its entire convenience. The severance indemnity shall be paid against signing of a release by Mr. Darcy as follows : 50% of the severance indemnity shall be paid as soon as practicable upon the end of Mr. Darcy’s employment contract and the remaining 50% in 12 equal monthly instalments. This clause providing for the payment of a severance indemnity does not apply in case of termination in the context of transfer of employment agreement due to any reorganisation in the Rehabilicare Group, of sale of the Company or of its assets if the acquirer offers equivalent conditions to Mr. Darcy.

10. Article

Covenant not to compete and not to solicit

Mr. Darcy is aware of the fact that the employment relationship will give him access to the customers and to business secrets and that the use of such knowledge would significantly damage the Company. Mr Darcy further acknowledges that as a result of his employment by the Company, he will become acquainted with other company employees and their abilities and that such information is proprietary to the Company.

Accordingly, Mr Darcy expressly agrees that he shall not, during a period of one year from the taking effect of the termination, carry out anywhere in Europe any activity or accept any employment, or become a shareholder, adviser, consultant or board member of a company or an enterprise that offers products or services offered by the Company. During the same period, Mr. Darcy shall not, without the prior written consent of the Company: (i) solicit, induce or attempt to induce any person who is an employee of the Company to leave the employ of the Company nor to engage in any business that competes with the Company; or (ii) hire or assist in the hiring of any person who is an employee of the Company to work for any business that competes with the Company.

In case of a breach of the present non-compete undertaking, Mr Darcy will pay to the Company liquidated damages in an amount of CHF 100’000.- and, if the breach is of a continuing nature, an amount of CHF 20’000.- at the beginning of each month of such continuing breach. In addition, Mr Darcy will have to compensate the Company for any further damage arising from such breach. Further, the Company may request the elimination of the situation in breach of the Agreement.

Finally, in case of a breach of the present non-compete undertaking, the Company has no further obligation to pay any balance of the severance indemnity and Mr. Darcy shall reimburse any partial payment of the severance indemnity which he will have already received.

11. Article

General Provisions

(i)	Governing law and jurisdiction

This Agreement will be governed by, construed and enforced in accordance with the laws of Switzerland, in particular Art. 319 ff of the Swiss Code of Obligations.

Any dispute arising out of the present agreement will be submitted exclusively to the ordinary courts of the Canton of Vaud, Switzerland, the appeal to the Swiss Federal Court in the cases provided for by law being reserved.

(ii)	Notice

All notices shall be addressed to the other party at the address specified at the beginning of this Agreement, or to any other address as provided by the parties through subsequent written notice.

(iii)	Entire agreement and release

This is the entire agreement between the parties and supersedes all prior or all contemporaneous agreements between the parties with respect to the subject matter thereof as well as the agreement between Compex France Sàrl and Mr. Darcy dated March 15, 2000, the “Serge Darcy Offer Letter – President and CEO Compex SA” dated 28 December 2001 executed by David B. Kaysen and the “Serge Darcy fiscal year 2002 salary and MBO calculations” dated July 1, 2001 executed by David Kaysen and Serge Darcy.

This Agreement may not be modified or amended except in writing signed by both parties.

(iv)	Waiver

No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.

Encl. Schedule 1 : Rehabilicare’s Stock Option Plan

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below.

/s/ John Maley, Chairman Compex SA	/s/ Serge Darcy Mr. Serge Darcy
Date: July 29, 2002	Date: July 29, 2002

For purposes of Article 4 only:

/s/ John Maley, Chairman
Rehabilicare Inc.

Date: July 29, 2002